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                                                                      EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

                       EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)


                                       Quarter ended         Nine months ended
                                   ---------------------   ---------------------
                                    Oct. 2,    Sept. 26,    Oct. 2,    Sept. 26,
                                      1998        1997        1998        1997
                                   ---------   ---------   ---------   ---------
Computation of Earnings:
  Earnings from continuing
    operations before income
    taxes.......................      $129        $ 84        $222        $212
  Add:
    Interest expense............       171         142         520         373
    Amortization of
      capitalized interest......         0           0           1           1
    Amortization of debt
      premium/discount
      and expenses..............         7           6          20          18
    Interest portion of rent
      expense...................         8           8          21          19
                                      ----        ----        ----        ----
Earnings as Adjusted............      $315        $240        $784        $623
                                      ====        ====        ====        ====
Computation of Fixed Charges:
  Interest expense..............      $171        $142        $520        $373
  Capitalized interest..........         2           1           4           1
  Amortization of debt premium
    /discount and expenses......         7           6          20          18
  Interest portion of rent
    expense.....................         8           8          21          19
                                      ----        ----        ----        ----
Fixed Charges...................       188         157         565         411
Preferred Stock Dividends.......         0           0           0           3
                                      ----        ----        ----        ----
Combined Fixed Charges and
   Preferred Stock Dividends....      $188        $157        $565        $414
                                      ====        ====        ====        ====

Ratio of Earnings to Fixed
   Charges (a)..................      1.68        1.54        1.39        1.52
                                      ====        ====        ====        ====
Ratio of Earnings to Combined
   Fixed Charges and Preferred
   Stock Dividends (a)..........      1.68        1.54        1.39        1.51
                                      ====        ====        ====        ====

(a)  Ratios were calculated prior to rounding to millions.